Exhibit 10.1

HOMESTREET, INC.

2002 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSES

The purposes of the HomeStreet, Inc. 2002 Long-Term Incentive Plan (the “Plan”) are (a) to enhance the long-term shareholder value of the Company (as defined in Section 2); (b) to provide an increased incentive for eligible individuals to assert their best efforts by conferring benefits based on increased profitability of the Company; (c) to provide an opportunity for increased stock ownership by such individuals; and (d) to encourage such persons to remain in the service of the Company.

SECTION 2. DEFINITIONS

In the Plan:

2.1 “Adjusted Equity” means the beginning consolidated GAAP equity plus the estimated after-tax value of certain loan servicing rights not recorded on the books of the Company.

2.2 “Adjusted Net Income” means GAAP earnings less the after-tax change in value of the unrecorded servicing rights included in beginning Adjusted Equity, subject to the following:

(a) any item of income or expense attributable to one or more prior years that is shown in the certified financial statements as an adjustment of equity shall not be included in current year income in the computation of AROE; and

(b) the Finance and Planning Committee may make any adjustments with respect to inclusion or exclusion of any items of income or expense as that committee deems appropriate, including, without limitation, the addition or discontinuation of any operations, provided that all such adjustments shall be applied uniformly in determining Awards issuable under the Plan.

2.3 “Adjusted Return on Equity” (or “AROE”) means the Company’s Consolidated Adjusted Net Income divided by the Company’s Consolidated Adjusted Equity. AROE shall be rounded to the nearest tenth of one percent (.1%). The Finance and Planning Committee shall have the right (but not the obligation) to make at any time, in its sole discretion, any adjustments in the method of determining AROE. Further, the Finance and Planning Committee shall have the right (but not the obligation) to utilize at any time, in its sole discretion, the GAAP Return on Equity standard, in which case the term AROE in this Plan shall be replaced with “GAAP Return on Equity.” “Adjusted Net Income” shall be replaced by “GAAP Net Income” and “Adjusted Equity” shall be replaced by “GAAP

Equity.” In the event the Finance and Planning Committee elects to change to GAAP Return on Equity, an appropriate adjustment shall be made to the AROE Targets.

2.4 “Annual Base Salary” means a Key Employee’s annual base salary and does not include any bonuses, commissions, reimbursements or other expense allowances, cash and non-cash fringe benefits, short-term incentive payments, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

2.5 “AROE Targets” means the following three classes of targets established by the Finance and Planning Committee at the beginning of each Performance Period: Threshold AROE Target, Target AROE Target, and Maximum AROE Target. Each AROE Target shall be assigned a corresponding Award Level as described in Section 8.2.

2.6 “Award” means an issuance of shares of Common Stock as described in Section 8.1.

2.7 “Award Level” has the meaning set forth in 8.2.

2.8 “Beneficiary” means one or more persons, trusts, estates or other entities designated by the Participant that are entitled to receive benefits under the Plan upon the death of a Participant. The beneficiary designation last filed with the Company shall control. If no Beneficiary is designated, such payment shall be paid to the surviving spouse of the Participant, if living, and otherwise to the descendants of the Participant in equal shares by right of representation; if no descendants survive to receive payments, the balance due shall be paid to the estate of the Participant.

2.9 “Board” means the Board of Directors of HomeStreet, Inc.

2.10 “Change in Control” means (a) the acquisition by any person or persons, other than the Owners, after the Effective Date, of beneficial ownership of 50% or more of the voting power of the outstanding voting stock of HomeStreet, Inc. or of HomeStreet Bank; (b) consummation of a merger or consolidation of HomeStreet, Inc. or HomeStreet Bank with another corporation if the Owners will not, as a result of such merger or consolidation, own more than 50% of the voting stock of the corporation (or its parent) resulting from such merger or consolidation; (c) a complete liquidation of HomeStreet, Inc. or HomeStreet Bank; or (d) the sale of all, or substantially all, of the assets of HomeStreet, Inc. or of HomeStreet Bank. Notwithstanding the foregoing, a Change in Control shall not occur solely because 50% or more of the voting stock of HomeStreet, Inc. or HomeStreet Bank is acquired by a corporation (or its parent) which, immediately following such acquisition, is owned directly or indirectly by the Owners in the same proportion as their ownership of stock in HomeStreet, Inc. or HomeStreet Bank immediately prior to such acquisition.

2.11 “Common Stock” means the common stock, no par value, of HomeStreet, Inc.

2.12 “Company” means HomeStreet, Inc., a Washington corporation, and its subsidiaries, including HomeStreet Bank, either singly or together, as appropriate.

2.13 “Disability,” unless otherwise defined by the Human Resources and Corporate Governance Committee from time to time for purposes of the Plan, means a period of disability during which a Key Employee qualifies for benefits under HomeStreet Bank’s current long-term disability plan, or in the case of a Nonemployee Director, means a period of disability during which such Participant, if he or she were an employee of the HomeStreet Bank, would qualify for benefits under HomeStreet Bank’s current long-term disability plan.

2.14 “Earned Board Fees” means the sum of all Board meeting fees, Board committee participation fees, plus any retainers earned, for service on the Board of Directors of HomeStreet Bank, which sum may be adjusted from time to time during or at the close of a Performance Period as necessary to reflect actual Board and committee attendance, and any mid-year increase in Board compensation. Earned Board Fees shall not include any short term incentive payments to Nonemployee Directors.

2.15 “Effective Date” means the date on which the Plan is adopted by the Board, except that certain Participants may begin participation in the Plan prior to the Effective Date as set forth in Sections 6.2 and 7.2.

2.16 “Fair Market Value” means the per share value of the Common Stock as established in the most recent Quarterly Appraised Value.

2.17 “Finance and Planning Committee” means the Finance and Planning Committee of the Board of Directors of HomeStreet Bank, or any successor committee thereto.

2.18 “Human Resources and Corporate Governance Committee” means the Human Resources and Corporate Governance Committee of the Board of Directors of HomeStreet Bank, or any successor committee thereto.

2.19 “Key Employee” means an executive officer of the Company as defined in the Company’s Bylaws, as such Bylaws may be amended from time to time.

2.20 “Nonemployee Director” means a member of the Board of Directors of HomeStreet Bank who is not also an employee of HomeStreet Bank or any of its affiliates.

2.21 “Owners” means the following groups of owners who, as of the Effective Date, collectively control the Company: (a) the lineal descendants of W. Walter Williams and their families; (b) the HomeStreet, Inc. Employee Stock Ownership Plan; and (c) officers and directors of the Company.

2.22 “Participant” means a Key Employee or a Nonemployee Director who is eligible to participate in the Plan.

2.23 “Performance Period” has the meaning set forth in Section 6.1.

2.24 “Plan” means the HomeStreet, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time by the Board.

2.25 “Prior Plans” means HomeStreet, Inc.’s Performance Share Plan and HomeStreet, Inc.’s Performance Share Plan for the Board of Directors.

2.26 “Quarterly Appraised Value” means the value of a share of Common Stock determined as of the end of each calendar quarter by an independent appraiser and approved by the Board.

2.27 “Reduction-in-Force” means the elimination of an employment position or positions due to (a) adverse business conditions of the Company or (b) a reorganization, other than a Change in Control.

2.28 “Repurchase Procedures” means, as of any date, the written procedures then in effect, as approved by the Board, for the repurchase by HomeStreet, Inc. of Common Stock.

2.29 “Retirement” unless otherwise defined by the Human Resources and Corporate Governance Committee from time to time for purposes of the Plan, means (a) with respect to Key Employees, that the Participant leaves active employment after having either (i) attained age 65 or (ii) attained at least age 55 plus that number of full years of employment with the Company such that the Participant’s age and years of employment total at least 65 and (b) with respect to Nonemployee Directors, that the Participant has retired in accordance with HomeStreet Bank’s Policy Regarding the Retirement of Directors.

2.30 “Securities Act” means the Securities Act of 1933, as amended.

2.31 “Shareholder Agreement” means the Shareholder Agreement by and between HomeStreet, Inc. and the shareholders of HomeStreet, Inc., as it may be amended from time to time by the Board.

2.32 “Target Award” has the meaning set forth in Section 7.1.

2.33 “Transitional Performance Period” has the meaning set forth in Section 6.2.

SECTION 3. ADMINISTRATION

3.1	Plan Administrator

The Plan shall be administered by the Human Resources and Corporate Governance Committee, except that the Finance and Planning Committee shall also be authorized to act as expressly provided in the Plan. Notwithstanding the foregoing, the Board shall retain the authority to amend, suspend or terminate the Plan.

3.2	Administration and Interpretation by the Human Resources and Corporate Governance Committee; Limitation of Liability

Subject to the terms and conditions explicitly set forth in the Plan, including those responsibilities expressly delegated under the Plan to the Finance and Planning Committee, the Human Resources and Corporate Governance Committee shall have exclusive authority, in its discretion, to determine all matters under the Plan, including determining the size of Target Awards, whether and to what extent Participants are entitled to Plan benefits, and all terms, conditions, restrictions and limitations, if any, of any Target Awards and Awards. The Human Resources and Corporate Governance Committee shall also have exclusive authority to interpret the Plan and the terms of any instrument thereunder and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Human Resources and Corporate Governance Committee’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Human Resources and Corporate Governance Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Human Resources and Corporate Governance Committee may delegate ministerial duties to such of the Company’s officers as it so determines.

The Human Resources and Corporate Governance Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Target Award or Award issued hereunder. In addition to such other rights of indemnification as members of such committee may have as an officer and/or director, the members of the Human Resources and Corporate Governance Committee shall be indemnified by the Company to the extent permitted by law against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which members of such committee may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by such committee in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by such committee in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that within sixty days after institution of any such action, suit or proceeding, the Human Resources and Corporate Governance Committee shall, in writing, offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 12.1, a maximum of 100,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by HomeStreet, Inc.

4.2	Reuse of Shares

If any shares of Common Stock issued under the Plan are reacquired by HomeStreet, Inc. pursuant to the Repurchase Procedures or otherwise, such shares shall again be available for the purposes of the Plan.

SECTION 5. ELIGIBILITY

Unless the Human Resources and Corporate Governance Committee determines otherwise, Key Employees and Nonemployee Directors are automatically eligible to participate in the Plan, provided such individuals are Key Employees or Nonemployee Directors as of the beginning of a Performance Period or, subject to Section 7.3, become Key Employees or Nonemployee Directors during a Performance Period. No director emeritus shall be eligible to participate in the Plan.

SECTION 6. PERFORMANCE PERIODS

6.1	Performance Periods

The Plan shall be implemented by consecutive three-year performance periods (each, a “Performance Period”) that begin each January 1. The first Performance Period shall begin on January 1, 2003 and shall end on December 31, 2005, except that participants in the Prior Plans as of the Effective Date shall be eligible to begin earlier participation in the Plan as described in Section 6.2. Participants may participate simultaneously in overlapping Performance Periods.

Notwithstanding the foregoing, the Human Resources and Corporate Governance Committee may establish (a) a different term for one or more future Performance Periods and (b) different commencing and ending dates for any such Performance Period. In the event that the first or the last day of a Performance Period is not a regular business day, then the first day of the Performance Period shall be deemed to be the next regular business day and the last day of the Performance Period shall be deemed to be the last preceding regular business day.

6.2	Prior Plans

Individuals participating in the five-year performance period that began on January 1, 2002 under either Prior Plan shall discontinue participation in such Prior Plan as of the Effective Date of this Plan and shall automatically begin participation in this Plan, subject to the terms and conditions of this Plan, except that (a) the Performance Period applicable to such individuals shall begin on January 1, 2002 and shall end on December 31, 2004 (the “Transitional Performance Period”); (b) the Target Awards for such Performance Period shall be as described in Section 7.2; and (c) the simple average of the annual AROE for the three years in the Transitional Performance Period shall be compared to the AROE Targets previously established under the Prior Plans for the five-year performance period that began on January 1, 2002.

SECTION 7. PEFORMANCE SHARE TARGET AWARDS

7.1	Determination of Performance Share Target Awards

(a) For each Performance Period, the Human Resources and Corporate Governance Committee shall determine performance share target awards (“Target Awards”) for Participants under the Plan, which Target Awards may be based on title, job responsibilities, salary level or such other criteria as the Human Resources and Corporate Governance Committee may in its discretion approve. Except as otherwise provided in the Plan, for Key Employees, Target Awards shall be a dollar amount equal to a percentage of each such Participant’s Annual Base Salary for the first calendar year in a Performance Period. For Nonemployee Directors, Target Awards shall be a dollar amount equal to a percentage of each such Participant’s Earned Board Fees for the first calendar year in a Performance Period. The Human Resources and Corporate Governance Committee’s determination of Target Awards shall be final and binding on the Company and all Participants. Unless the Human Resources and Corporate Governance Committee determines otherwise, Target Awards shall not be adjusted for any mid-calendar year increases to annual base salaries.

(b) Notwithstanding the foregoing, the Human Resources and Corporate Governance Committee may determine alternative methods of calculating Target Awards for future Performance Periods.

(c) No credits, payments or benefits under the Plan shall be included as part of the base salary of any Participant for the purpose of computing benefits under any other bonus, retirement or compensation plan of the Company.

7.2	Transitional Performance Period

For Participants in the Transitional Performance Period, Target Awards shall be equal to that amount of the Participant’s annual salary or Earned Board Fees previously determined under the Prior Plans in connection with awarding performance shares to each such Participant for the five-year performance period that began on January 1, 2002.

7.3	New Participants

Unless the Human Resources and Corporate Governance Committee determines otherwise, individuals who first become eligible to participate in the Plan after a Performance Period has begun shall automatically be eligible to participate in the Performance Period that began on January 1 of the calendar year in which the individual first became a Key Employee or Nonemployee Director. In such event, the Participant’s Target Award for such Performance Period shall be a dollar amount equal to a percentage of the amount that the individual will receive as Annual Base Salary or Earned Board Fees, as applicable, during the first calendar year of participation in the Plan solely in his or her capacity as a Key Employee or Nonemployee Director, as applicable. Any determination by the Human Resources and Corporate Governance Committee of such Participant’s Target Award shall be final and conclusive in all cases.

SECTION 8. CONVERSION OF TARGET AWARDS INTO SHARES

OF COMMON STOCK

8.1	Conversion

At the end of a Performance Period, Target Awards shall be converted into shares of Common Stock (“Awards”), provided (a) certain pre-established AROE Targets are met by the end of such Performance Period and (b) subject to Sections 7.3 and 9, the Participant remains a Key Employee or Nonemployee Director throughout the Performance Period. A Participant’s Award shall be (a) a fraction equal to the Participant’s Target Award divided by the Fair Market Value of the Common Stock on the last day of the applicable Performance Period, multiplied by (b) the applicable Award Level assigned to each AROE Target as described in Section 8.2.

8.2	Determination of Award Levels

At the end of each Performance Period, the applicable award level (the “Award Level”) shall be determined by comparing the simple average of the annual AROE for each year in the Performance Period to the applicable Threshold AROE Target, the Target AROE Target and the Maximum AROE Target established for such Performance Period. Award Levels shall be determined by straight-line interpolation for actual average AROE figures that fall in between the pre-established AROE objectives.

Unless the Human Resources and Corporate Governance Committee determines otherwise for a future Performance Period, Award Levels shall be as follows for each of the AROE Targets determined for each Performance Period:

AROE TARGET	AWARD LEVELS
Threshold AROE (Less than 50% of Target AROE)	0% of Target Award
Target AROE	100% of Target Award
Maximum AROE (150% or More of Target AROE)	200% of Target Award

8.3	Award Payment Dates and Procedures

(a) Except as otherwise provided herein, Awards shall be issued on or prior to the March 15 (or as soon thereafter as practicable) next following the end of the applicable Performance Period. Notwithstanding the foregoing and subject to Section 9.4, if a Participant terminates employment as a Key Employee or service as a Nonemployee Director following a Performance Period but prior to payment of an Award, such Participant shall not receive an Award in shares of Common Stock, but shall rather receive a cash payment equal to the Fair Market Value of the shares in lieu of an Award.

(b) Subject to Section 10, all Awards shall be issued net of applicable withholding taxes. Fractional shares shall not be issued under the Plan and in lieu thereof, a cash payment equal to the Fair Market Value of the fractional share shall be issued.

(c) The Human Resources and Corporate Governance Committee may determine for a Performance Period that no shares of Common Stock shall be issued to a Participant following a Performance Period unless such Participant shall receive a certain minimum number of shares as a result of participation in such Performance Period, which minimum number of shares shall be determined by the Human Resources and Corporate Governance Committee in its discretion. If the Participant is not eligible to receive such minimum number of shares, the Participant shall receive a cash payment equal to the Fair Market Value of the shares in lieu of an Award.

8.4	Adjustments

Notwithstanding the foregoing, the Finance and Planning Committee may, after the determination of AROE Targets, adjust such targets and the related Award Levels to take into account changes in the law or in accounting or tax rules and may otherwise make such adjustments as the Finance and Planning Committee deems necessary or appropriate to reflect the inclusion or exclusion of any extraordinary items, events or circumstances in order to avoid windfalls or hardships. In addition, in the Finance and Planning Committee’s discretion, AROE Targets and the related Award Levels may vary from Participant to Participant and between groups of Participants.

SECTION 9. TERMINATION OF EMPLOYMENT OR SERVICES

9.1	Termination of Employment or Service for Reasons Other than Retirement, Disability, a Reduction-in-Force, Death or for Nonemployee Directors, Other than by Reason of Normal Expiration of Their Term

Subject to Section 9.4, if a Participant’s employment as a Key Employee or services as a Nonemployee Director terminate for any reason prior to the end of a Performance Period, and such termination is not for any reason set forth in Section 9.2, such Participant’s participation in the Plan shall automatically terminate as of the effective date of such termination of employment or services and such individual shall not be entitled to receive any

Awards or other consideration under the Plan with respect to a Performance Period that ends following such termination, unless the Human Resources and Corporate Governance Committee determines otherwise in its discretion.

9.2	Termination of Employment or Service by Reason of Retirement, Disability, a Reduction-in-Force, Death or upon the Normal Expiration of a Nonemployee Director’s Term

Subject to Section 9.4, if a Participant’s employment as a Key Employee or services as a Nonemployee Director terminate prior to the end of a Performance Period by reason of Retirement, Disability, a Reduction-in-Force, death or, for Nonemployee Directors, upon the normal expiration of the term for which they were elected or appointed to serve, such Participant shall be entitled to receive a cash payment for each Performance Period in which the Participant was then participating, such cash payment to be determined as follows:

(a) AROE shall be equal to the simple average of the annual AROE for the years in each applicable Performance Period through the end of the year in which termination of employment or services occurs. This AROE shall then be compared to the previously established AROE Targets (and related Award Levels) for each applicable Performance Period; and

(b) the cash payment shall be equal to the Participant’s Target Award multiplied by the applicable Award Level, except that such cash payment shall be discounted by the percentage difference between the number of years in the applicable Performance Period and the number of full and partial years served by the Participant in such Performance Period prior to termination.

Cash payments shall be paid as soon as practicable following the year in which a Participant terminates employment as a Key Employee or services as a Nonemployee Director.

9.3	Repurchase and Forfeiture Provisions

(a) Subject to Section 9.4, unless the Human Resources and Corporate Governance Committee determines otherwise, Participants who terminate employment or services shall be required to resell to HomeStreet, Inc. during the window period immediately following the date of such termination any shares of Common Stock received under the Plan pursuant to the Repurchase Procedures then in effect, unless such Participant (i) will remain or will become a member of the Board of Directors of HomeStreet Bank following the date of termination of employment as a Key Employee; (ii) is Retiring as a Key Employee after having attained at least age 55 and ten full years of employment with the Company; or (iii) is Retiring after having served as a member of the Board of Directors of HomeStreet Bank for at least ten years.

(b) Notwithstanding the foregoing, in the event a Key Employee terminates employment by reason of Retirement pursuant to Section 9.3(a)(ii) and, within two years immediately following such termination, engages in any capacity in a business that is in substantial direct competition with the business of and in the geographic area served by the Company, such individual shall forfeit all right to receive any Awards and/or cash following termination of employment and shall be required to resell to HomeStreet, Inc. all shares of Common Stock received under this Plan pursuant to the Repurchase Procedures then in effect. The Human Resources and Corporate Governance Committee’s determination of whether an individual has acted in competition with the Company shall be made in its sole discretion. Nothing contained in this Section 9.3(b) shall restrict a Participant from purchasing or owning shares in a competitor which constitute less than 5% of the outstanding equity securities of such publicly or privately held entity.

9.4	Change in Status

In the event that during a Performance Period a Participant changes status from a Key Employee to a Nonemployee Director, or from a Nonemployee Director to a Key Employee, such Participant shall automatically continue participation in the Plan, except that Target Awards shall be proportionately adjusted for each Performance Period in which the Participant is currently participating as follows:

(a) for employment or services rendered prior to the change in status, the Participant’s Target Award shall be reduced to reflect only that period of time during which the Participant served in the Performance Period prior to the change in status, such adjusted Target Award to equal the initial Target Award multiplied by a fraction, the numerator of which is the number of full and partial years the Participant served in the Performance Period prior to the change of status and the denominator of which is the number of full years in the Performance Period; and

(b) for employment or services rendered after the change in status, the Participant’s Target Award shall be similarly adjusted to reflect only that period of time the Participant will serve as a Key Employee or Nonemployee Director, as applicable, during the remainder of the Performance Period. Such adjusted Target Award shall generally be equal to the new Target Award on an annualized basis multiplied by a fraction, the numerator of which is the number of full and partial years such Participant will serve in the Performance Period following the change in status and the denominator of which is the number of full years in the Performance Period.

As a result of the foregoing adjustments, such Participants shall have two Target Awards applicable to a single Performance Period that shall be aggregated for purposes of determining Awards. Any determination by the Human Resources and Corporate Governance Committee of the foregoing adjustments shall be conclusive and binding.

9.5	Determinations of Human Resources and Corporate Governance Committee Conclusive and Binding

Any question as to whether and when there has been a termination of employment or services for purposes of the Plan and the cause of such termination shall be determined by the Human Resources and Corporate Governance Committee and its determination shall be conclusive and binding.

9.6	Effect of Leave of Absence or Reduction in Hours

The Human Resources and Corporate Governance Committee shall have the discretion to determine the effect of a Company-approved leave of absence or a reduction in hours of employment or services on a Target Award and the issuance of Awards thereunder.

9.7	Waiver of Restrictions

Notwithstanding any other provision of the Plan, the Human Resources and Corporate Governance Committee may, in its sole discretion, waive any of the foregoing forfeiture or repurchase provisions and any other terms, conditions or restrictions under such circumstances and subject to such terms and conditions as the Human Resources and Corporate Governance Committee shall deem appropriate.

SECTION 10. WITHHOLDING

Unless the Human Resources and Corporate Governance Committee determines otherwise, all Awards and cash payments issuable under the Plan shall be issued net of all applicable withholding taxes required by applicable federal, state, local or foreign law.

No shares of Common Stock shall be issued under the Plan until all applicable withholding obligations are satisfied.

SECTION 11. NONASSIGNABILITY

Neither the Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance any of the benefits provided for under this Plan. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency. If any Participant or Beneficiary should attempt to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, then such amounts shall automatically terminate unless the Human Resources and Corporate Governance Committee, in its discretion, provides otherwise.

SECTION 12. ADJUSTMENTS

12.1	Adjustment of Shares

In the event that a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of HomeStreet, Inc. or of any other company or (b) new, different or additional securities of HomeStreet, Inc. or of any other company being received by the holders of shares of Common Stock of HomeStreet, Inc., then proportional adjustments shall be made in the (i) maximum number and kind of securities subject to the Plan and (ii) the maximum number and kind of securities subject to Awards and the Fair Market Value of such securities. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a Change in Control shall not be governed by this Section 12.1 but shall be governed by Section 12.2.

12.2	Change in Control

In the event of a Change in Control, Participants shall be eligible to receive unearned Awards as determined under Sections 8.1 and 8.2; provided, however, that

(a) each Performance Period then underway shall be deemed to end as of the immediately preceding fiscal quarter prior to the Change in Control;

(b) the number of shares subject to Awards shall be discounted by the percentage difference between the number of years in the applicable Performance Period and the number of full and partial years in such Performance Period up to the immediately preceding fiscal quarter prior to the Change in Control;

(c) the Fair Market Value of the Awards shall be calculated as of the immediately preceding fiscal quarter prior to the Change in Control; and

(d) AROE shall be equal to the simple average of the annual AROE for the years (including partial years) in each applicable Performance Period (as each such Performance Period is shortened by this Section 12.2); except

(e) that in the event of a dissolution or liquidation that occurs prior to completion of the first year of a Performance Period, no Awards or other consideration shall be payable for that Performance Period.

SECTION 13. SHAREHOLDER AGREEMENT

All shares of Common Stock issued pursuant to the terms of the Plan shall be subject to the terms of a Shareholder Agreement, and each Participant, as a condition precedent to the issuance of Awards, shall agree to enter into and to require his or her spouse, if applicable, to enter into the Shareholder Agreement. The Shareholder Agreement shall (a) impose certain restrictions on transfer by the Participants of shares received under the Plan and (b) grant HomeStreet, Inc. certain repurchase rights for such shares.

SECTION 14. MARKET STANDOFF

In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, no person may sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any shares issued pursuant to an Award under the Plan without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters; provided, however, that in no event shall such period exceed 180 days. The limitations of this Section 14 shall in all events terminate two years after the effective date of the Company’s initial public offering.

In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 14, to the same extent the purchased shares are at such time covered by such provisions.

In order to enforce the limitations of this Section 14, the Company may impose stop-transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

SECTION 15. AMENDMENT AND TERMINATION

15.1	Amendment, Suspension or Termination of Plan

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that shareholder approval shall be obtained for any amendment to the Plan if required by applicable law or regulation.

15.2	Term of Plan

The Plan shall have no fixed expiration date.

SECTION 16. GENERAL

16.1	No Individual Rights

Nothing in the Plan, any Target Award or Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

16.2	Issuance of Shares

Notwithstanding any other provision of the Plan, HomeStreet, Inc. shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of HomeStreet, Inc.’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction), and the applicable requirements of any securities exchange or similar entity.

HomeStreet, Inc. shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

To the extent the Plan or any instrument thereunder provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. As a condition to the receipt of Common Stock pursuant to an Award under the Plan, HomeStreet, Inc. may require (a) the Participant to represent and warrant at the time of such receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of HomeStreet, Inc., a stop-transfer order against any such shares may be placed on the official stock books and records of HomeStreet, Inc., and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for HomeStreet, Inc.) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration.

16.3	Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

16.4	No Rights as a Shareholder

No Target Award shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of Awards determined in accordance with the Plan.

16.5	Incompetency

If the Human Resources and Corporate Governance Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Human Resources and Corporate Governance Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Human Resources and Corporate Governance Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.6	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

16.7	Severability

If any provision of the Plan or any Target Award or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Target Award or Award under any law deemed applicable by the Human Resources and Corporate Governance Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Human Resources and Corporate Governance Committee’s determination, materially altering the intent of the Plan or the Target Award or Award, such provision shall be stricken as to such jurisdiction, person, Target Award or Award, and the remainder of the Plan and any such Target Award or Award shall remain in full force and effect.

16.8	Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

Adopted by the Board on November 21, 2002.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Shareholder Approval

November 21, 2002	Initial Plan Adoption		Not required

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